Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121546

                           PROSPECTUS SUPPLEMENT NO. 8

                             E.DIGITAL CORPORATION,
                             a Delaware corporation

                          Common Stock, $.001 par value

      This Prospectus Supplement relates to the resale by the holders of Common Stock.

      The Prospectus dated February 25, 2005 (the "Prospectus"), as supplemented by prospectus supplement no. 1 dated February 28, 2005, prospectus supplement no. 2 dated April 13, 2005, prospectus supplement no. 3 dated April 13, 2005, prospectus supplement no. 4 dated May 3, 2005, prospectus supplement no. 5 dated May 17, 2005, prospectus supplement no. 6 dated June 22, 2005 and prospectus supplement no. 7 dated July 13, 2005 is hereby further amended by the information contained in the attached Current Report on Form 8-K filed on July 13, 2005. If the information in the attached report is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement. In all other ways, the Prospectus shall remain unchanged.

      This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

      This Prospectus Supplement is dated July 13, 2005.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  July 13, 2005
                Date of Report (Date of earliest event reported)

                              E.DIGITAL CORPORATION
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                                     0-20734
                            (Commission File Number)

                                   33-0591385
                        (IRS Employer Identification No.)

                         13114 Evening Creek Drive South
                           San Diego, California 92128
                    (Address of principal executive offices)

                                 (858) 679-1504
              (Registrant's telephone number, including area code)

================================================================================

ITEM 8.01. Other Events.

      e.Digital Corporation has entered into amendments with the holders of the company's 12% Subordinated Promissory Notes ("12% Notes") and related Stock Purchase Warrants ("Warrants") to (i) extend the maturity date under the 12% Notes from July 1, 2005 to December 31, 2005 and (ii) reduce the purchase price for each warrant share ("Warrant Share") purchasable under the Warrant from twenty-five cents ($0.25) to nineteen cents ($0.19).

      The full text of each amendment is attached hereto as Exhibit 4.51.1 and
Exhibit 4.52.1, respectively.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       e.DIGITAL CORPORATION


Date: July 13, 2005                    By: /s/ Atul Anandpura
                                           -------------------------------------
                                           Atul Anandpura, Chief Executive
                                           Officer (Principal Executive Officer
                                           and duly authorized to sign on behalf
                                           of the Registrant)

ITEM 9.01. Exhibits

Exhibit No.         Description
-----------         -----------

4.51.1 Form of First Amendment to 12% Subordinated Promissory Note between the company and certain accredited investors (individual amendments differ only as to name of Payee)

4.52.1 Form of First Amendment to Stock Purchase Warrant between the company and certain accredited investors (individual amendments differ only as to name of Holder)

                                  EXHIBIT INDEX

Exhibit No.        Description
-----------        -----------

4.51.1 Form of First Amendment to 12% Subordinated Promissory Note between the company and certain accredited investors (individual amendments differ only as to name of Payee)

4.52.1 Form of First Amendment to Stock Purchase Warrant between the company and certain accredited investors (individual amendments differ only as to name of Holder)

                                                                  Exhibit 4.51.1

                                 FIRST AMENDMENT
                                       TO
                        12% SUBORDINATED PROMISSORY NOTE

      THIS FIRST AMENDMENT TO 12% SUBORDINATED PROMISSORY NOTE (this "Amendment") is made and entered into as of June 30, 2005, by E.DIGITAL CORPORATION, a Delaware corporation ("Maker") in favor of [_____________________________], or its registered assigns ("Payee").

                                 R E C I T A L S

      A. Whereas, Maker has previously executed and delivered to Payee that certain 12% Subordinated Promissory Note dated on or about July 1, 2004 (the "Note") and, in connection therewith, issued to Payee a Stock Purchase Warrant of even date (the "Warrant");

      B. Whereas, Payee is one of several holders of the 12% Subordinated Promissory Notes (collectively, the "12% Subordinated Promissory Notes") and one of several holders of Stock Purchase Warrants (collectively, the "Warrants");

      C. Whereas, holders of at least fifty-one percent (51%) in the aggregate principal amount of the 12% Subordinated Promissory Notes outstanding may amend, modify and/or waive certain requirements and obligations of the Maker under the 12% Subordinated Promissory Notes and the Warrants and bind all holders with respect to such amendment, modification and waiver; and

      D. Whereas, Maker desires to modify the 12% Subordinated Promissory Notes and the Warrants and Payee, consents to such modification as set forth herein.

      NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Maturity Date. The "Maturity Date" referenced in the first unnumbered paragraph of the Note is hereby extended from July 1, 2005 to December 31, 2005.

      2. Conditions to Amendment. As a condition to the obligation of Payee to execute and deliver this Amendment, Maker shall concurrently herewith shall enter into Amendment No. 1 to Stock Purchase Warrant entered into as of July 1, 2004 (the "Warrant") reducing the purchase price for each warrant share ("Warrant Share") purchasable under the Warrant from twenty-five cents ($0.25) to nineteen cents ($0.19).

      3. Effective Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Note remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Note and the provisions of this Amendment, the provisions of this Amendment shall control.

      4. Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment.

      IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to 12% Subordinated Promissory Note as of the date first above written.

                            [SIGNATURE PAGE FOLLOWS]

                                 SIGNATURE PAGE
                                       TO
                                 FIRST AMENDMENT
                                       TO
                        12% SUBORDINATED PROMISSORY NOTE

"MAKER"                                    "PAYEE"

E.DIGITAL CORPORATION
                                           -------------------------------------
13114 Evening Creek Drive South            Name
San Diego, California  92128

By:                                        By:
   ---------------------------------           ---------------------------------
         Atul Anandpura
         President and CEO                 Title:
                                                  ------------------------------

                                           Address:
                                                    ----------------------------

                                                                  Exhibit 4.52.1

                                 FIRST AMENDMENT
                                       TO
                             STOCK PURCHASE WARRANT

      THIS FIRST AMENDMENT TO STOCK PURCHASE WARRANT (this "Amendment") is made and entered into as of June 30, 2005, by E.DIGITAL CORPORATION, a Delaware corporation ("Company") in favor of [_____________________________], or its registered assigns ("Holder").

                                 R E C I T A L S

      A. Whereas, the Company has previously executed and delivered to Holder that certain 12% Subordinated Promissory Note dated on or about July 1, 2004 (the "Note") and, in connection therewith, issued to Holder a Stock Purchase Warrant of even date (the "Warrant");

      B. Whereas, Holder is one of several holders of the 12% Subordinated Promissory Notes (collectively, the "12% Subordinated Promissory Notes") and one of several holders of Stock Purchase Warrants (collectively, the "Warrants");

      C. Whereas, holders of at least fifty-one percent (51%) in the aggregate principal amount of the 12% Subordinated Promissory Notes outstanding may amend, modify and/or waive certain requirements and obligations of the Company under the 12% Subordinated Promissory Notes and the Warrants and bind all holders with respect to such amendment, modification and waiver; and

      D. Whereas, the Company desires to modify the 12% Subordinated Promissory Notes and the Warrants and Holder, consents to such modification as set forth herein.

      NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      5. Purchase Price. The "Purchase Price" referenced in Section 3 of the Warrant is hereby reduced from twenty-five cents ($0.25) to nineteen cents ($0.19).

      6. Conditions to Amendment. As a condition to the obligation of the Company to execute and deliver this Amendment, Holder concurrently herewith shall enter into Amendment No. 1 to 12% Subordinated Promissory Note entered into as of July 1, 2004 (the "Note") extending the maturity date thereof from July 1, 2005 to December 31, 2005.

      7. Effective Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Warrant remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Warrant and the provisions of this Amendment, the provisions of this Amendment shall control.

      8. Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment.

      IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Stock Purchase Warrant as of the date first above written.

                            [SIGNATURE PAGE FOLLOWS]

                                 SIGNATURE PAGE
                                       TO
                                 FIRST AMENDMENT
                                       TO
                             STOCK PURCHASE WARRANT

"COMPANY"                                  "HOLDER"

E.DIGITAL CORPORATION
                                           -------------------------------------
13114 Evening Creek Drive South            Name
San Diego, California  92128

By:                                        By:
   ---------------------------------          ----------------------------------
         Atul Anandpura
         President and CEO                 Title:
                                                  ------------------------------

                                           Address:
                                                    ----------------------------